Exhibit 99.1
ChargePoint Announces Executive and Board Appointments to Bolster Expertise in Software-Led EV Charging
Campbell, Calif., July 11, 2024—ChargePoint (NYSE: CHPT), a leading provider of networked charging solutions for electric vehicles (EVs), announced today the appointment of a Chief Financial Officer, Chief Development Officer for Software, and a new member of the Board of Directors (the “Board”). All three individuals join ChargePoint with the skillset, passion, and experience to continue accelerating ChargePoint’s leadership position in the electrification of transportation.
“I am thrilled to have this trio of potent leaders as part of the ChargePoint team. Each brings unique capabilities that will help us continue to make ChargePoint the platform of choice for everyone who wants to offer EV charging and they share a deep passion to build something that is better than all other alternatives. There is almost no limit to the potential of a company that recruits great people, and these three additions to our team are as great as they get,” said Rick Wilmer CEO of ChargePoint.
Mansi Khetani has been appointed Chief Financial Officer, effective July 9, 2024. Ms. Khetani has been with ChargePoint since 2018, previously leading Financial Planning and Analysis efforts before becoming interim CFO in November 2023. She has extensive experience spanning financial planning, corporate development, M&A, and investment banking. Ms. Khetani previously held senior corporate positions at Gainsight and Rocket Fuel, and senior investment banking positions at Piper Jaffray and Merrill Lynch. Mansi holds an M.B.A. and is a Chartered Accountant.
Ash Chowdappa has joined ChargePoint as Chief Development Officer for Software, where he will lead the Software team across all regions, products, and segments. Mr. Chowdappa is a seasoned technology veteran that has been in customer and field facing business leadership roles for nearly 25 years. He has a proven track record of formulating product strategy from inception to launch. He most recently served as SVP of Software at HPE Aruba Networks for the Cloud, Security & Network infrastructure portfolio, where he led R&D. His leadership experience combined with deep technical knowledge makes him the ideal executive to lead the software business at ChargePoint.
Mitesh Dhruv has joined ChargePoint’s Board and will serve as a member of the Audit Committee. Mr. Dhruv has close to 25 years of experience in accounting and finance, including a career on Wall Street as an equity analyst. Previously Mr. Dhruv served as Audit Committee Chair on the Board of ZoomInfo Technologies Inc., and as Chief Financial Officer of RingCentral, Inc., a cloud-based communications and collaboration solutions provider. Highly regarded in the software community, he has been ranked in the All-America Best Software CFO category by Institutional Investor for three years in a row. He is a CPA, Chartered Accountant, CFA Charterholder and has an undergraduate degree in Accounting.

About ChargePoint Holdings, Inc.
ChargePoint has been an innovator of all things EV charging since 2007, before the first mass market electric vehicle was on the road. ChargePoint offers solutions for the entire EV ecosystem including drivers, charging station owners, vehicle manufacturers and others. Accessible and reliable, ChargePoint’s portfolio of software, hardware, and services enables a seamless experience for drivers across North America and Europe. With ChargePoint, every driver who needs to charge can do so, accessing more than 1 million places to charge globally. ChargePoint has powered more than 10 billion electric miles and will continue to innovate as part of a mission to lower global emissions while improving the future of transportation. For more information, visit the ChargePoint pressroom, the ChargePoint Investor Relations site, or contact the ChargePoint North American or European press offices or Investor Relations.

CHPT-IR
ChargePoint
John Paolo Canton
Vice President, Communications
JP.Canton@chargepoint.com
AJ Gosselin
Director, Corporate Communications
AJ.Gosselin@chargepoint.com
media@chargepoint.com
Patrick Hamer
Vice President, Capital Markets and Investor Relations
Patrick.Hamer@chargepoint.com
investors@chargepoint.com